UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2006
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

2584 Junction Avenue, San Jose, California 95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On May 4, 2006, Bookham, Inc. (the “Registrant”) announced a cost reduction plan with the intent of reducing the Registrant’s overhead spending by approximately $5.0 to $6.0 million on a quarterly basis. The plan is being implemented in response to the Registrant’s anticipated trends in gross margins and operating cashflows over the upcoming quarters, and includes more extensive reductions in personnel and the transfer of additional functions, largely but not exclusively manufacturing and supply chain related, from the United Kingdom to its Shenzhen China facility. Approximately 65% of these costs saving are expected to be realized within the gross margin line, with the remainder substantially related to research and development expense reductions. The Registrant expects the implementation of this plan to require approximately $7.5 to $8.5 million in additional restructuring costs over the next three fiscal quarters, the substantial portion being cash for personnel severance and retention.. The related restructuring charges will be recorded in accordance with the remaining services to be provided by the impacted personnel. The exact timing of these charges has not been finalized, and will be subject to the finalization of timetables for the transition of functions to Shenzhen, as well as the statutory severance requirements of the particular legal jurisdictions impacted. The Registrant intends to file one or more amendments to this Current Report on Form 8-K as the details of the plan are refined, and the estimates of all related costs and charges are finalized.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: May 9, 2006	By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer